SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549


SCHEDULE 13G
(12/31/1999)


Under the Securities Exchange Act of 1934




EMCOR Group, Inc.
-----------------------------------------------------------------
(Name of Issuer)



COMMON STOCK
-----------------------------------------------------------------
(Title of Class of Securities)


29084Q100
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(CUSIP Number)

CUSIP Number:	29084Q100

1) NAME OF REPORTING PERSON
	Albert Fried & Company, LLC
	13-5089432

2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
								(a) /    /
								(b) / X  /
3) SEC USE ONLY

4) CITIZEN OR PLACE OF ORGANIZATION
	NEW YORK


5) SOLE VOTING POWER
	548,318

6) SHARED VOTING POWER
	None

7) SOLE DISPOSITIVE POWER
	548,318

8) SHARED DISPOSITIVE POWER
	0

9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	548,318

11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
	5.66%

12) TYPE OF REPORTING PERSON
	BD, OO

CUSIP Number: 29084Q100

1) NAME OF REPORTING PERSON
	Albert Fried Jr.
	056265544

2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
							(a) /    /
							(b) / X  /
3) SEC USE ONLY

4) CITIZEN OR PLACE OF ORGANIZATION
	UNITED STATES

5) SOLE VOTING POWER

	10,007

6) SHARED VOTING POWER
	558,325*

7) SOLE DISPOSITIVE POWER
	10,007

8) SHARED DISPOSITIVE POWER
	558,325*

9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	558,325*

11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	5.76%

12) TYPE OF REPORTING PERSON
	IN


* Albert Fried Jr., as the managing member of Albert Fried & Company, LLC, may be deemed to beneficially own the shares reported herein by Albert Fried & Company, LLC. Accordingly, the shares reported herein by Albert Fried Jr. include those shares separately reported herein by Albert Fried & Company, LLC.

ITEM 1(a)  	NAME OF ISSUER:
Emcor Group Incorporated

ITEM 1(b) 	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            101 Merritt Seven Corporate Park
            Norwalk, CT  06851

ITEM 2(a) 	NAMES OF PERSON FILING:
(1) Albert Fried & Company, LLC, a New York Limited
Liability Comapany. The members of Albert Fried & Company,
LLC are Albert Fried Jr., John P. Vazzana and Christina E.
Fried.

            (2) Albert Fried Jr.

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE:

40 Exchange Place, New York, NY 10005

ITEM 2(c) CITIZENSHIP:
(1) ALBERT FRIED & COMPANY, LLC is organized under the laws of the state of New York. Each of the individuals referred to in item 2(a) is a United States citizen

(2) Albert Fried Jr. is a citizen of the United States

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

COMMON STOCK

ITEM 2(e)  CUSIP NUMBER:
29084Q100

ITEM 3 STATEMENT IS FILED PURSUANT TO RULE 13d-1(b):

(A) BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE ACT.

ITEM 4 OWNERSHIP:

(1) ALBERT FRIED & COMPANY, LLC
	4(a) AMOUNT BENEFICIALLY OWNED:
	548,318 SHARES OF COMMON STOCK
	4(b) PERCENT OF CLASS:  5.66%
	4(c) NUMBER OF SHARES AS WHICH SUCH PERON HAS:
(i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE - 548,318
(ii) SHARES POWER TO VOTE OR TO DIRECT THE VOTE - NONE
(iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
OF- 548,318
(iv) SHARED POWER TO DISPOSE PR TP DIRECT THE DISPOSITION
OF - NONE

(2) ALBERT FRIED, JR.
	4(a) AMOUNT BENEFICIALLY OWNED:
558,325 SHARES OF COMMON STOCK
	4(b) PERCENT OF CLASS: 5.76%

	4(c) NUMBER OF SHARES AS WHICH SUCH PERSON HAS:

(i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE: 10,007
(ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE - 558,325
(iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
OF- 10,007
(iv)SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
OF- 558,325


ITEM 5 OWNERSHIP OF LESS THAN FIVE PERCENT OF A CLASS:
NOT APPLICABLE

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
            NOT APPLICABLE

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
            NOT APPLICABLE

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
NOT APPLICABLE

ITEM 9 NOTICE OF DISSOLUTION OF GROUP:
NOT APPLICABLE

ITEM 10  CERTIFICATION:

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect. After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE:	February 11, 2000

ALBERT FRIED & COMPANY, LLC.
By	/s/ Albert Fried, Jr.
	----------------------
	Name:  Albert Fried, Jr
	Title: Managing Member


/s/ Albert Fried, Jr.
----------------------
Albert Fried, Jr.